CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Russell Investments Exchange Traded Funds of our report dated November 17, 2025, relating to the financial statements and financial highlights of the Funds listed in Appendix I, which appear in Russell Investments Exchange Traded Funds’ Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

Seattle, WA

January 27, 2026

Appendix I

Russell Investments U.S. Small Cap Equity ETF

Russell Investments International Developed Equity ETF

Russell Investments Global Infrastructure ETF

Russell Investments Global Equity ETF

Russell Investments Emerging Markets Equity ETF

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